March 28, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:


We have read fonix corporation's statements, pertaining to our firm included under Item 4 of Form 8-K dated March 24, 1997 and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.


/s/ Pritchett, Siler & Hardy, P.C.

Pritchett, Siler & Hardy, P.C.